Exhibit 10.1

STIFEL FINANCIAL CORP.

WEALTH ACCUMULATION PLAN

2025 RESTATEMENT

ARTICLE I –INTRODUCTION

1.1. Introduction. Effective February 4, 2019, the Plan was amended and completely restated. The Plan is amended and completely restated again effective February 4, 2025 pursuant to the terms of this document.

All amounts accrued under the Plan shall be distributed under the terms of the Plan as in effect from time to time at the time the applicable event occurs; except as otherwise provided in an individual award agreement applicable to a particular amount deferred for a Participant and as interpreted and modified to comply with Code Section 409A. Except as otherwise explicitly provided, all amounts accrued under the Plan for Plan Years after 2009, and all amounts accrued under the Plan that are specifically designated in writing as subject to this Plan (such as recruitment awards), shall be governed by the terms of this Plan. Notwithstanding the foregoing, this 2025 Restatement shall apply only to awards issued on or after the date this instrument is approved by the Compensation Committee of the Board of Directors of the Company.

1.2. Funding. The Plan is unfunded. All benefits shall be paid from the general assets of the Employer. Shares of common stock of Stifel Financial Corp. distributed in satisfaction of benefits awarded under this Plan are authorized by the Stifel Financial Corp. 2001 Incentive Stock Plan, as amended and restated.

1.3. Overview. This Plan is intended to provide a method for key employees of the Company to acquire an equity interest in the Company to align the interests of employees who exercise substantial responsibilities on behalf of the Company and its Affiliates with the interests of the shareholders of the Company, to build wealth by sharing in the success of the Company, to attract and retain in the employment of the Company persons of outstanding competence, to promote a long-term commitment to the Company and its Affiliates, and to provide such employees a substantial incentive to remain with the Company and not to compete with the interests of the Company.

Benefits under the Plan are in the form of stock units or deferred cash. Each stock unit represents the obligation of the Company to transfer one share of Stock to the Participant at the time provided in Article VII, subject to the forfeiture provisions of this Plan and the discretion of the Committee to settle stock units in the form of cash. Some of the awards are elective; others are mandatory, such as bonuses paid only in the form of stock units. Awards of stock units provide the Participant with a participation in the value of the equity of the Company immediately from the time of the award. Payments with respect to stock units, and payments of deferred cash awards, are transferred systematically to employees while they are employed after a stated period of time, and generally are forfeited if Cause exists at the time the payment is required, or upon termination of employment before the payment date. In some cases awards are maintained for former employees subject to an agreement not to compete.

This Plan provides for four categories of awards: Elective Deferrals, Stifel Deferrals, Matching Credits and Other Deferrals. Each award shall become vested and will be distributed at a definite time specified in writing pursuant to this Plan document. For purposes of this Plan, distributed means that an award is delivered to the Participant. The Plan specifies definite vesting, matching and time of payment attributes for each of a variety of Types of amounts deferred under the Plan. The particular Type classification applicable to each Account shall be designated in writing at the time and in the manner provided in this Plan.

1.4. Administration. The Plan shall be administered by the Committee described in Article VIII.

ARTICLE II –DEFINITIONS AND CONSTRUCTION

2.1. Definitions. For purposes of the Plan, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning:

(a) “Account” means a recordkeeping account maintained on the books of the Company used solely to determine each separate objectively determinable amount credited to a Participant or Former Participant under this Plan. Each Account may consist of two sub-accounts:

(1) the cash subaccount; and

(2) the stock unit subaccount.

(b) “Active Working Status” means that the Participant has not (i) resigned; (ii) given notice of his/her resignation; (iii) been terminated; (iv) been given notice of his or her termination; or (v) been suspended (either with or without pay).

(c) “Affiliated Company” means any corporation that is a member of the controlled group of businesses, as defined in Code Sections 414(b) and 414(c), or a member of an affiliated service group, as defined in Code Section 414(m), that includes the Company, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity is an Affiliated Company only while a member of such group.

(d) “Beneficiary” means the person or persons designated by the Participant to receive benefits which may be distributed on or after the Participant’s death. In the event that there is no valid designation by the Participant, or in the event that the Beneficiary predeceases the Participant, the surviving spouse of the Participant shall be the Beneficiary, and if there is no surviving spouse, the Beneficiary shall be the Beneficiary designated by the Participant under the 401(k) plan sponsored by the Company, and if there is no such Beneficiary designated, the Participant’s estate shall be the Beneficiary.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means a Participant: (i) has engaged in criminal conduct which could result in a statutory disqualification, could reasonably result in harm to the Company or any Affiliated Company or their reputation or which the CEO or the Committee determines involves dishonesty; (ii) willfully fails to perform his or her duties to the Company or engages in gross misconduct in connection with his or her employment; (iii) violates any applicable federal or state securities law, rule or regulation, or the applicable rules or regulations of the Federal Reserve Board or any Federal Reserve bank, or the rules of any exchange or self-regulatory organization to which the Company is subject or is subject to a suspension, bar or any other limitation on their activities by any regulatory or self-regulatory organization; (iv) violates any of the Company’s policies that could reasonably result in harm to the Company or any Affiliated Company or their reputation or employees; (v) violates any non-competition, non-solicitation or other restrictive covenant agreement or obligation applicable to the Participant or any agreement or policy relating to the Company’s confidential or proprietary information; (vi) impairs, impugns, denigrates or negatively reflects upon the Company’s name, reputation or interests; (vii) engages in any conduct determined by the CEO or the Committee to be detrimental to the Company,; (viii) acts in excess of his or her authority as an agent, officer, director or employee of the Company; (ix) engages in actions deemed by the CEO or Committee which subject the Company to unnecessary risk to the detriment of the interest of the Company, its shareholders or its customers; or (x) materially fails to perform or produce at the level expected for the position held by the Participant. For the avoidance of doubt, conduct detrimental to the Company includes but is not limited to any action that results in a restatement of the financial statements of the Company. Whether or not Cause exists at the time the payment is required or at the time of termination of employment shall be determined by the CEO or the Committee in their discretion and such determination may be made before or after any Termination of Employment.

(g) “Client” means any client, former client or prospective client of the Firm to whom the Participant or Former Participant provided services, or for whom the Participant or Former Participant transacted business, or whose identity became known to the Participant or Former Participant in connection with the Participant’s or Former Participant’s relationship with or employment by the Firm.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and all valid regulations thereunder.

(i) “Committee” means the Committee referred to in Article VIII.

(j) “Competitive Activity” means to:

(a) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(b) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity: (1) which is similar or substantially related to any activity in which the Participant or Former Participant was engaged, in whole or in part, at the Firm, or (2) for which a Participant or Former Participant had direct or indirect managerial or supervisory responsibility at the Firm, or (3) which calls for the application of the same or similar specialized knowledge or skills as those utilized by the Participant or Former Participant in the Participant’s or Former Participant’s activities at the Firm at any time during the one-year period immediately prior to the Termination of Employment of the Participant or Former Participant, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise. (By way of example only, an “advisory” investment banker joining a leveraged-buyout firm or a research analyst becoming a proprietary trader or joining a hedge fund would constitute a Competitive Activity.)

(k) “Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, provision of investment advice, products or services, private investing (for anyone other than the Participant or Former Participant and members of the Participant’s or Former Participant’s family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

(l) “Company” means Stifel Financial Corp., or any successor thereto.

(m) “Covered Compensation” means: for Participants compensated primarily on a commission basis, incentive compensation attributable to Gross Commission Credits; and for other Participants, incentive compensation in addition to base salary payable pursuant to a bonus or incentive compensation arrangement.

(n) “Deferral and Investment Election Form” means the written agreement entered into between the Participant and the Employer in accordance with Section 4.3 hereof, pursuant to which the Participant elects (i) the amount, if any, of the Participant’s Elective Deferrals for such Plan Year, and (ii) the investment of amounts credited to the Participant’s Account, if applicable.

(o) “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(p) “Elective Deferrals” means the portion of a Participant’s Covered Compensation that the Participant elects to have credited to his Account on a pre-tax basis pursuant to Section 4.3.

(q) “Eligible Employee” means any person, including an officer of the Employer, who is employed by or who has agreed to commence employment with the Employer on a full-time basis.

(r) “Employer” means the Company and/or any Affiliated Company that adopts the Plan with the consent of the Company. An Affiliated Company that makes awards subject to the Plan with the consent of the Committee shall be deemed to have so adopted the Plan.

(s) “Firm” means the Company and any Affiliated Company.

(t) “Former Participant” means an Eligible Employee who no longer meets the requirements established by the Committee in accordance with Section 3.1 and who has not received full payment of all benefits due to him or her under the Plan with respect to prior Plan Years.

(u) “Gross Commission Credits” means the gross commission credits generated by a Participant.

(v) “Matching Credit” means the amount that is credited to a Participant’s Account in accordance with Section 4.5.

(w) “Other Deferral” means an amount of the Participant’s compensation that is credited to his Account in accordance with Section 4.6 hereof.

(x) “Participant” means an Eligible Employee who has met the participation requirements as set forth in Article III.

(y) “Performance-Based Compensation” means Covered Compensation that (1) is based on services performed over a period of at least twelve months and (ii) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.

(y) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(z) “Plan” means the Stifel Financial Corp. Wealth Accumulation Plan, as set forth in this document and as amended from time to time hereafter.

(aa) “Plan Year” means the period commencing each January 1st and ending on each December 31st.

(bb) “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(cc) “Soliciting Activity” means to: directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client, or (3) Solicit any individual associated with the Firm as an employee or contractor or consultant to resign from or cease doing business with the Firm or to apply for or accept employment with, or agree to perform services for another entity.

(dd) “Stock” means the common stock of Stifel Financial Corp., par value fifteen cents ($.15) per share.

(ee) “Stifel Deferral” means an amount of the Participant’s Covered Compensation that is credited to his Account in accordance with Section 4.4 hereof.

(ff) “Termination of Employment” means termination of employment from the Company and its Affiliated Companies (generally 50% common control with the Company), as defined in IRS regulations under Code Section 409A (generally, a decrease in the performance of services to no more than 20% of the average for the preceding thirty-six-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the employee will return).

(gg) “Type” means the category of definite contribution, vesting and payment event attributes applicable to an Account under the Plan. The Type associated with any credit to a Participant’s Account shall be set forth in writing in accordance with the requirements of Code Section 409A, to the extent applicable to such amounts.

(hh) “Valuation Fund” means a fund or index identified in writing by the Committee from time to time in accordance with Article VI that is used to determine the earnings (or loss) applicable to an Account.

(ii) “Year of Service” means a period of continuous employment with the Employer of one year in duration.

A definition introduced later in the Plan also applies for all Plan purposes unless the context plainly requires a different meaning.

2.2.  Gender and Number. Pronouns used in the Plan in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

2.3. Headings. All headings in the Plan are included solely for ease of reference and do not bear on the interpretation of the text. As used in the Plan, the terms “Article,” “Section” and “Appendix” mean the text that accompanies the specified Article, Section or Appendix of the Plan.

ARTICLE III – PARTICIPATION

3.1. Eligibility and Participation. Each Eligible Employee shall be a Participant for a Plan Year if such Eligible Employee is employed in a classification of Eligible Employees designated by the Committee as eligible to participate in this Plan for that Plan Year. The Committee shall establish the requirements for eligibility to participate in this Plan for each Plan Year, as the Committee in its sole discretion shall determine. The Committee may establish separate eligibility requirements for Elective Deferrals, Stifel Deferrals, Matching Credits and Other Deferrals, respectively. The Committee shall notify such Eligible Employee of eligibility requirements in a timely and appropriate manner.

3.2. Duration of Participation. A Participant shall continue to be a Participant in the Plan until such Participant ceases to meet the requirements for participation established by the Committee for the applicable Plan Year. A Former Participant shall remain such until he or she receives full payment of all benefits due to him or her under the Plan.

ARTICLE IV – DEFERRAL CREDITS

4.1. Participant Accounts. The Committee, or its delegate, shall maintain a separate Elective Deferral Account, a Stifel Deferral Account, a Matching Credit Account and an Other Deferral Account for each Participant for each Plan Year, to which the Participant’s Elective Deferrals, Stifel Deferrals, Matching Credits and Other Deferral awards, if any, for such Plan Year are credited, respectively. The Committee, or its delegate, shall maintain a separate Account for each such award for a particular Plan Year (a “Class Year” Account), as well as a separate Account for each award of another type, such as an award made in a recruitment letter or an employment agreement. Each Account may include a cash subaccount and a stock unit subaccount. The balance of an Account as of any date is the aggregate balance of the cash subaccount and the stock subaccount associated with that Account as of such date. The balance of a cash subaccount or stock unit subaccount as of any date is the balance of such subaccount determined as of the immediately preceding valuation date, plus amounts thereafter properly credited to such subaccount. The balance of each cash subaccount shall be expressed in United States dollars. The balance of each stock unit subaccount shall be expressed in a number (whole or fractional) of shares of Stock. Such Accounts shall be used solely to determine the eligible amount, if any, credited to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2 Type of Accounts. A distinct vesting and payment event Type shall be assigned to each deferral at the time and in the manner prescribed in this Section.

The Committee shall maintain a separate Account for each separate objectively determinable amount credited to the Account of a Participant or Former Participant pursuant to this Plan with an associated distinct Type; so that a distinct Type shall be assigned to and associated with each separate objectively determinable amount credited to the Account of a Participant or Former Participant pursuant to this Plan. For example, a separate Stifel Deferral Account would be maintained for a Participant for each distinct Type of Stifel Deferrals made on behalf of such Participant. The Type applicable to each Account shall be documented in writing no later than the time prescribed below.

The Type of each Elective Deferral Account shall be set forth in writing in the Deferral and Investment Election Form in which the Participant elects deferral of compensation credited to the Account. The Type of each Stifel Deferral Account, Matching Credit Account and Other Deferral Account shall be set forth in writing no later than the time the Participant first obtains an award of an amount that is or will be credited to the Account. The written document prescribing the Type of an Account shall be part of this Plan.

4.3. Elective Deferrals. On or before the time necessary to administer deferral elections that are effective as of the first day of the next Plan Year, the Committee shall, in its sole discretion, determine which Participants are eligible to make Elective Deferrals for that Plan Year. For Participants compensated primarily on a commission basis, eligibility to make such Deferrals may be based on whether a Participant has achieved a threshold of Gross Commission Credits for the fiscal year ending on the November 30th immediately preceding the Plan Year for which the eligibility determination is being made. The threshold of Gross Commission Credits for purposes of this Section shall be established by the Committee in its sole discretion.

A Participant who is eligible to make Elective Deferrals may specify on the Deferral and Investment Election Form an amount of his or her Covered Compensation to be deferred for the Plan Year under this Section. The Committee may establish limits on the amount of Elective Deferrals that may be made by eligible Participants for a Plan Year. Elective Deferrals shall be credited to the Account of each Participant as of the last business day of each calendar year. Elective Deferrals shall be credited to the Account of a Participant for a calendar year only if he or she is a Participant on the last day of such calendar year.

The Deferral and Investment Election Form must be delivered to the Committee in writing before the beginning of the Plan Year during which the services for which such Covered Compensation is paid are performed. The Deferral and Investment Election Form shall specify the Type classification applicable to such deferral. The Deferral and Investment Election Form for each Plan Year shall be irrevocable for the Plan Year as of the beginning of such year and shall apply to all Covered Compensation for services rendered in such year. For this purpose, services performed in a payroll period containing the last day of a Plan Year shall be treated as performed in the Plan Year in which the compensation for such services is paid, in accordance with Code Section 409A.

An election made pursuant to this Section must be in writing on a Deferral and Investment Election Form acceptable to the Committee. The Committee, in its discretion, may prescribe appropriate election rules and procedures; provided that elections for a Plan Year must be made not later than the last day of the preceding Plan Year, except as permitted by Code Section 409A.

If a Participant fails to complete a Deferral and Investment Election Form on or before the first day of any Plan Year, the Participant shall be deemed to have elected not to make Elective Deferrals for such Plan Year; and amounts credited to a Participant’s cash subaccount with respect to which a Participant does not provide investment direction shall be assigned to the default Valuation Fund determined by the Committee, in its sole and absolute discretion.

Notwithstanding the provisions of this Section 4.3, with respect to Covered Compensation that is Performance-Based Compensation, the Committee may, in its discretion, permit a Deferral and Investment Election Form to be submitted as late as six months before the end of the performance period, provided that the Participant performed services continuously from the date upon which the performance criteria are established through the date upon which the Participant makes the initial deferral election. In no event may an election to defer Performance-Based Compensation be made after such Covered Compensation has become both substantially certain to be paid and readily ascertainable.

4.4. Stifel Deferrals. Stifel Deferrals are incentive compensation awards specifically intended to build wealth by sharing in the success of the Company, to attract and retain in the employment of the Company persons of outstanding competence, to promote a long-term commitment to the Company and its Affiliates, and to provide such employees a substantial incentive to remain with the Company and not to compete with the interests of the Company. Stifel Deferrals are subject to vesting and the terms and conditions of this Plan and any applicable individual award agreement and may be forfeited under the terms and conditions of the Plan.

The amount of Stifel Deferrals credited to the Account of a Participant for the Plan Year shall be the applicable percentage of the Participant’s Gross Commission Credits (for Participants compensated primarily on a commission basis) or performance-based incentive compensation (for Participants not compensated primarily on a commission basis) for such Plan Year established by the Committee in its sole discretion.

For Participants compensated primarily on a commission basis, the Account of a Participant who achieves the designated threshold of Gross Commission Credits for the Plan Year, based on Gross Commission Credits through the last business day of the Plan Year, shall be credited with Stifel Deferrals as of a date in the first month of the following Plan Year, provided that such individual is an eligible Participant in Active Working Status on such date. The threshold of Gross Commission Credits for each Plan Year under this Section shall be established in writing by the Committee in its sole discretion in accordance with the requirements of Code Section 409A. For Participants not compensated primarily on a commission basis, the Account of a Participant shall be credited with Stifel Deferrals for a Plan Year only if he or she is an eligible Participant in Active Working Status on the day designated to be eligible to the related bonus. The Committee in its sole discretion may change such Stifel Deferral award formula by an instrument in writing adopted before the promise of the award becomes legally binding, as defined in IRS regulations under Code Section 409A.

4.5. Matching Credits. Participants who make Elective Deferrals pursuant to Section 4.3 also may receive an employer Matching Credit. Matching Credits for Elective Deferrals shall equal a percentage of the Elective Deferrals credited to the Account of the Participant. Such percentage, if any, shall be established by the Committee in writing in its sole discretion before the first day of the Plan Year for which the Elective Deferral is made.

Each Participant whose Account is credited with Stifel Deferrals pursuant to Section 4.4 also may receive a Matching Credit. Matching Credits for Stifel Deferrals shall equal a percentage of the Stifel Deferrals credited to the stock unit subaccount of the Participant. Such percentage, if any, shall be established by the Committee in writing in its sole discretion.

Matching Credits related to Elective Deferrals shall be credited to the Account of each Participant as of the last business day of the calendar month. Such a Participant shall receive a Matching Credit only if he or she is a Participant on the last business day of such calendar month, or such other date as prescribed in advance by the Committee in writing.

Matching Credits related to Stifel Deferrals shall be credited to the Account of each Participant as of the last business day of the calendar year for which the related deferral is credited, or such other date as prescribed in advance by the Committee in writing.

4.6. Other Deferrals. An Employer may award an Eligible Employee a right to deferred compensation from time to time; for example, in a recruitment letter agreement. Any such award shall identify in writing the objectively determinable amount of the award and the Type of the Account to which such deferred compensation is credited. Such a written instrument shall be adopted no later than the time the Participant first obtains a legally binding right to payment of an amount that is or will be credited to such an Account.

Any amount of compensation deferred under an arrangement between an Eligible Employee and the Employer that does not specifically refer to this Plan, and that is not a short-term deferral or otherwise exempt from Code Section 409A, shall be treated as subject to the terms and conditions of this Plan relating to time and form of payment, with a Type determined under the last paragraph of Section 4.2.

ARTICLE V – VESTING AND FORFEITURE

5.1. Vesting in Elective Deferrals. A Participant shall be 100% vested in his Elective Deferrals at all times.

5.2. Stifel Deferrals, Matching Credits and Other Deferrals Regular Vesting Date. A Participant or Former Participant shall be eligible to be vested in all, or a designated portion of, Stifel Deferrals, Matching Credits and Other Deferrals, and any earnings thereon, credited to such Participant’s or Former Participant’s Account in accordance with documented vesting dates.

The vested percentage of an Account Type with a designated ratable vesting schedule from time to time shall be a percentage of the balance of the Account determined ratably over the period specified for such Type, based on the completed whole Years of Service beginning on the first day of the Plan Year for which an amount was credited to the Account (or: (i) for periods before January 1, 2017, on the first day of the Plan Year immediately following the year for which an amount was allocated to the Account in the case of an award based on monthly gross commission credits or commission payroll, or other date explicitly provided in an award agreement for an Other Deferral account or (ii) for periods on or after January 1, 2017, on the first day of the Plan Year during which an amount was credited to the Account in the case of an award based on annual gross commission credits or commission payroll, or other date explicitly provided in an award agreement for an Other Deferral account). For example, the percentage of an Account Type with a vesting schedule designated “five year ratable” shall be determined as follows:

Years of Service	Vested Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

Currently, the vesting schedule applicable to a Stifel Deferral related to Gross Commission Credits accumulated by a Financial Advisor shall be a 7-year cliff vesting schedule, and the vesting schedule applicable to a Stifel Deferral related to Gross Income Credits accumulated by a Fixed Income Associate is a 5-year ratable schedule. These vesting schedules are subject to change as determined by the Committee in a separate writing or in a subsequent award agreement.

In addition, notwithstanding the above, the entire balance of an Account shall be vested on the occurrence of any of the following, if such event occurs earlier than the date designated above:

(a) the date of the Participant’s or Former Participant’s Disability; or

(b) the date the Participant or Former Participant dies.

5.3. Forfeiture.

(a) Except as provided in Section 5.4, a Participant shall forfeit nonvested amounts credited to the Participant’s Stifel Deferral, Matching Credit and Other Deferral Accounts upon Termination of Employment before such Accounts vest in accordance with Section 5.2, subject to restoration of forfeitures upon re-employment as provided in Section 5.5.

(b) Notwithstanding anything to the contrary herein, if a Participant or Former Participant incurs a Termination of Employment for Cause, or if Cause exists at the time the payment is required, and such determination of Cause is made at any time before the Stifel Deferral, Matching Credit or Other Deferral Accounts of such Participant is actually paid to such Participant or Former Participant, all amounts credited to the Participant’s Stifel Deferral, Matching Credit or Other Deferral Accounts at the time of such Termination of Employment, or at the time the payment is required, shall be forfeited, regardless of whether such amount is vested as of such date.

5.4. Extended Vesting.

(a) Termination of Employment. If a Participant incurs a Termination of Employment, the CEO or Committee may provide an exception to Section 5.3(a), and grant the right to receive payment of the amount credited to an Account (other than a Matching Credit Account) that is not vested at such time subject to the Participant’s compliance with the conditions of this Section. In the event the CEO or Committee grants such an exception, the Participant’s Account shall not be forfeited due to the Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates provided that the following conditions are met:

i.

The Participant has applied for such a forfeiture waiver in writing, certifying that the Participant is not employed by or affiliated with a Competitive Enterprise or engaged in Competitive Activity or Soliciting Activity; and

ii.	The Participant has signed a Confidential Separation and Release Agreement in a form provided to him or her by the Company; and

iii.

At any time before the Stifel Deferral or Other Deferral Accounts of such Participant is paid to him, the Participant: shall not have engaged in a Competitive or Soliciting Activity and shall not have incurred a Termination of Employment for Cause (as such terms are defined in Section 2.1).

Even if the above conditions are satisfied, extended vesting is not automatic. The decision to extend vesting in accordance with the above shall be made in the discretion of the CEO and/or the Committee. In the event that any of the above conditions are not met, all unvested amounts credited to the Participant’s Stifel Deferral or Other Deferral Accounts shall be forfeited in accordance with Section 5.3(a).

The discretionary extended vesting provisions of this subsection do not apply to Matching Credit Accounts. For the sake of clarity, one of the purposes of the discretion afforded the CEO and the Committee in this Section 5.4 is to allow the Company, acting through the CEO or the Committee, to provide an exception to the forfeiture provisions when that result is in the best interests of the Company based on an evaluation of the particular facts and circumstances of a Participant’s Termination of Employment.

5.5. Restoration of Forfeitures. If a Participant or Former Participant who forfeits an amount credited to an Account in accordance with Section 5.3 on account of a Termination of Employment (other than a Termination of Employment for Cause) is rehired as an Eligible Employee within twelve months of such a Termination of Employment, the balance of an Account so forfeited shall be eligible, based on the sole and exclusive discretion of the CEO or the Committee, to be restored to an Account of the Participant with the same Type designation as the forfeited Account, and shall be subject to vesting schedules as if such Termination of Employment had not occurred. For purposes of determining the Years of Service for vesting of such a Participant, the time between such a Termination of Employment and the date of re-employment of the Participant shall be treated as a period of continuous employment with the Employer.

A Participant or Former Participant who forfeits an amount credited to an Account in accordance with Section 5.3 that is exempt from Code Section 409A (e.g., an amount distributed within two and one-half months after the year in which the amount would have become vested) may request in writing a right to receive a payment in accordance with subsection 5.4 of an agreed upon amount, subject to compliance with the noncompetition provisions of Section 5.4. Such a request shall be approved or disapproved by the CEO or the Committee, at his or its sole discretion, on a case by case basis.

5.6. Non-Competition/Solicitation and Extended Vesting Provisions. Notwithstanding anything to the contrary herein, if a Type of Account is designated as a “Non-Competition/Solicitation” or “NCS” Type, then the following provision applies in lieu of the Section 5.3 Provisions:

If a Participant incurs a Termination of Employment before the Account becomes 100% vested, the unvested portion of such Account shall not be forfeited merely because of a Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined herein, until such time; provided, however, that the unvested portion of such Account shall continue to vest on the relevant scheduled vesting date or dates regardless of whether Participant subsequently engages in a Competitive Activity or a Soliciting Activity if the Termination of Employment was by the Company (or any of its Affiliated Companies) and not for Cause.

Notwithstanding anything to the contrary herein, if a Type of Account is designated as a “Non-Competition/Solicitation No Exception” or “NCSNE” Type, then the following provision applies in lieu of the Section 5.3 Provisions:

If a Participant incurs a Termination of Employment before the Account becomes 100% vested, the unvested portion of such Account shall not be forfeited merely because of a Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined herein, until such time.

Notwithstanding anything to the contrary herein, if a Type of Account is designated as an “Extended Vesting Provisions” Type, the provisions of Section 5.3 shall be inapplicable to such Account and the relevant scheduled vesting date or dates shall change upon the occurrence of a voluntary Termination of Employment (but not any other Termination of Employment) as follows:

If a Participant incurs, or gives notice of, a voluntary Termination of Employment, any scheduled vesting date or dates that otherwise would have occurred prior to the first anniversary of the date on which such voluntary Termination of Employment occurred shall be deferred until the first anniversary of the date on which such voluntary Termination of Employment occurred. Any prohibition from engaging in a Competitive Activity or a Soliciting Activity, as defined herein, applicable to such Account shall continue to apply through such deferred vesting date. Any remaining portion of such Account that remains unvested after such first anniversary shall continue to vest on the originally scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined herein, until such time.

ARTICLE VI – PHANTOM INVESTMENT

Each Participant’s Account shall consist of a cash subaccount and a stock unit subaccount. An amount equal to the total of the Elective Deferrals and Matching Credits shall be credited to the Participant’s stock unit subaccount. The Committee shall determine which portion or amount of Stifel Deferrals shall be credited to a Participant’s cash subaccount and which portion shall be credited to a Participant’s stock unit subaccount. The Committee’s determination with respect to allocation of Stifel Deferrals between the cash subaccount and the stock unit subaccount shall apply to future Plan Years unless otherwise determined by the Committee.

(a) Stock Unit Subaccount. Amounts credited to the stock unit subaccount shall be recorded as stock units. A Participant’s stock unit subaccount shall be credited with stock units reflecting Stock with a value equal to the total dollar amount of Elective Deferrals, Stifel Deferrals and Matching Credits attributable to such subaccount. The Committee in its discretion shall establish a pricing date for determining the number and/or value of stock units allocated to the Account of a Participant.

Each stock unit shall represent the obligation of the Company to transfer one share of Stock to the Participant or Former Participant at the time provided in Article VII, subject to the forfeiture provisions and other terms and conditions of this Plan. Notwithstanding the foregoing, the Committee in its sole discretion may elect at the time of distribution to settle each stock unit in cash or in Stock or in a combination of both.

If the Company pays a cash dividend on shares of Stock, the appropriate subaccount or subaccounts of each Participant shall be credited with cash, or a number of stock units, or a combination of both, in accordance with procedures established by the Committee from time to time.

In the event of any stock dividend, stock split, combination or exchange of shares of Stock, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of the Company, assets to stockholders, or any other change affecting shares of Stock or stock price, such proportionate adjustments, if any, as the Committee in its sole and absolute discretion may deem appropriate to reflect such change, shall be made with respect to the stock unit subaccount of the Participant.

(b) Cash Subaccount. Amounts credited to the cash subaccount shall deem to be invested in a Valuation Fund determined in accordance with procedures established by the Committee from time to time. A Participant may make investment directions on such Participant’s Deferral and Investment Election Form if permitted by the Committee. Any amounts credited to a Participant’s cash subaccount with respect to which a Participant does not provide investment direction shall be credited with earnings based on a default Valuation Fund determined by the Committee, in its sole and absolute discretion. A Participant’s cash subaccount shall be adjusted periodically to reflect investment gains and losses on the deemed investment.

ARTICLE VII – DISTRIBUTION OF BENEFITS

7.1. Designated Distribution Date. Subject to the provisions of this Article VII (including earlier distribution upon death, disability or Termination of Employment), the credits to an Account of a Participant or Former Participant shall be eligible to become distributable immediately after the end of the Plan Year (unless another period is specified) in which such amounts vest, subject to the other terms and conditions of this Plan, as of which such amounts were designated to be paid in accordance with their Type (the “Designated Distribution Date”) and shall be paid in accordance with Sections 7.7 through 7.9. Elective Deferrals, which are 100% vested at all times, shall be distributed in accordance with the timing and form designated in the Deferral and Election Form to which the Elective Deferrals relate.

7.2. Payment of Benefits Upon Death. If a Participant or Former Participant whose employment with all Employers has not terminated dies before the complete distribution of one or more of his or her Accounts, the Participant or Former Participant shall become 100% vested in his Accounts; and the balance of such Accounts shall become distributable to the Beneficiary of the Participant or Former Participant in accordance with Sections 7.7 through 7.9. Also, if a Participant or Former Participant whose employment with all Employers has terminated, but whose Account(s) have not yet become vested or are not yet forfeited (because of the extended vesting provisions of the Plan) dies before his or her Accounts have become vested or are forfeited, the Participant or Former Participant shall become 100% vested in his Accounts; and the balance of such Accounts shall become distributable to the Beneficiary of the Participant or Former Participant.

7.3. Payment of Benefits Upon Disability. If a Participant or Former Participant incurs a Termination of Employment on account of a Disability before the complete distribution of his Accounts, the Participant or the Former Participant shall become 100% vested in his or her Accounts; and the balance of such Accounts shall become distributable.

7.4. Distribution of Benefits Upon Termination of Employment Other than as a Result of Death or Disability. If a Participant or Former Participant incurs a Termination of Employment that is not a result of death or Disability, the vested portion of the balance of the Participant’s or Former Participant’s Accounts shall become distributable and shall be distributed in accordance with Sections 7.7 through 7.9 (including the six month delay prescribed in Section 7.8). Any portion of such Accounts that is not vested as of the date of the Participant’s or Former Participant’s Termination of Employment shall be forfeited, except as provided in Section 5.4.

Previously forfeited amounts that are restored to an Account in accordance with Section 5.5 (Participants rehired within twelve months), shall be distributable as if the Termination of Employment that caused such forfeiture had not occurred; provided that amounts that would have been payable to the Participant as of a Designated Distribution Date that occurred after such Termination of Employment and before the date of re-employment shall be paid before the end of the Plan Year in which the Participant is re-employed (i.e., within the same calendar year in which the amount would have been paid if the Termination of Employment had not occurred).

7.5. Adjustment for Investment Gains and Losses Upon a Distribution. Upon a distribution pursuant to this Article VII, the balance of a Participant’s or Former Participant’s Account shall be determined as of the month-end valuation date immediately preceding the date of the distribution and shall be adjusted for investment gains and losses that have accrued to the date of distribution but which have not been credited.

7.6. Right of Offset. Upon a distribution pursuant to this Article VII, the Committee shall have the right to offset the balance of a Participant’s or Former Participant’s Account (as determined in accordance with Section 7.5) by any or all amounts that such Participant or Former Participant owes the Employer.

7.74. Form of Payment of Distributable Benefit. The cash subaccount of a Participant’s or Former Participant’s Account shall be distributed in a cash lump sum and the stock unit subaccount shall be distributed, in shares of Stock, with cash in lieu of fractional shares or fractional shares rounded up to the next whole share; provided, however, that in the sole discretion of the Committee, a Participant’s or Former Participant’s stock unit subaccount may be settled in cash. Shares of Stock shall be paid from the available shares of Stock in any Employer employee incentive plan, other shareholder-approved stock plan maintained by the Company or an Affiliate, the treasury or open market purchases, as determined by the Committee.

7.85. Six-Month Deferral. Notwithstanding anything to the contrary in this Article VII, a distribution on account of Termination of Employment may not be made until at least six months after such a Termination of Employment. Any distribution otherwise due in such six month period shall be suspended and become distributable at the end of such six month period.

7.9. Actual Date of Distribution. An amount distributable on a date specified in this Article VII shall be distributed as soon as administratively feasible after such date; but no later than the later of (a) the end of the calendar year in which the specified date occurs; or (b) the fifteenth day of the third calendar month following such specified date, provided the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment; provided that, an amount that becomes distributable shall be paid no later than March 15 following the calendar year in which the amount becomes vested. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), and the payment is made in the first calendar year in which the calculation of the amount of the payment is administratively practicable.

ARTICLE VIII – ADMINISTRATION

8.1. Committee. The Plan shall be administered by a Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

The Committee shall consist of one or more employees of the Employer appointed by the CEO of the Company. The CEO may change such appointments from time to time provided that such changes are prescribed in writing to the extent of enabling interested parties to ascertain the person or persons responsible for operating the Plan. In absence of such an appointment, the CEO shall serve as the Plan administrator.

The Committee may appoint one or more of its members to carry out any particular duty or duties or to execute any and all documents. Any documents so executed shall have the same effect as if executed by all such persons. Such appointment shall be made by an instrument in writing that specifies which duties and powers are so allocated and to whom each such duty or power is so allocated.

The Committee or Plan administrator may delegate to any employees or agents who are not members of the Committee such duties and powers, both ministerial and discretionary, as it deems appropriate.

8.2. General Powers of Administration. The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Eligible Employees, Participants, Former Participants and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

8.3. Indemnification of Committee. The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorneys’ fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

8.4. Claims for Benefits. A Participant, Former Participant or Beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Committee. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following:

(a) The specific reason for the denial.

(b) Specific reference to the Plan provision on which the denial is based.

(c) Description of additional information necessary for the claimant to present his claim, if any, and an explanation of why such material is necessary.

(d) An explanation of the Plan’s claims review procedure.

The claimant will have sixty days to request a review of the denial by the Committee, which will provide a full and fair review. The request for review must be in writing delivered to the Committee. The claimant may review pertinent documents, and he may submit issues and comments in writing. The decision by the Committee with respect to the review must be given within sixty days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to specific Plan provisions as to its effect.

8.5. Written Requirements. The requirement that any action be in writing may be satisfied by electronic media reasonably accessible to interested parties.

ARTICLE IX – AMENDMENT AND TERMINATION

The Compensation Committee of the Board may, at any time or from time to time, modify or amend in whole or in part any or all provisions of the Plan. In addition, the Compensation Committee of the Board reserves the right and may terminate the Plan in whole or in part, subject to the restrictions set forth in Treasury Regulation Section 1.409A-3(j)(4), but such termination shall not affect the Deferral and Investment Election Forms then in effect, except that no additional Earnings may be deferred by Participants to the Plan after the date of termination of the Plan.

A termination of the Plan must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

Upon termination of the Plan, no additional contributions shall be made to the Plan by a Participant and the Employer, and benefits will vest in accordance with the terms set forth in Article V and shall be distributed in accordance with the terms set forth in Article VII.

ARTICLE X – GENERAL PROVISIONS

10.1. Non-Alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit under this Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant, Former Participant or Beneficiary becomes bankrupt, or attempts to anticipate, alienate, sell, assign, pledge, encumber, or change any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant, Former Participant or Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper.

Distribution pursuant to a domestic relations order of all or any portion of the Participant’s Benefit Amount may be paid to an Alternate Payee (as defined in Code Section 414(p)) who is a former spouse in an amount specified in such domestic relations order in a lump-sum cash payment as soon as administratively feasible after the Plan Administrator determines that the order is a domestic relations order (as defined in Code Section 414(p)(1)(B)).

10.2. Source of Payment. Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Employer or any other party for payment of benefits under this Plan. Any property held by the Employer for the purpose of generating the cash flow for payment of benefits shall remain as general, unpledged, and unrestricted assets. The Employer’s obligation under this Plan shall be an unfunded and unsecured promise to pay money in the future.

Benefits distributed by any corporation or other entity included in the definition of the Employer shall be paid by such entity out of its general assets. The obligation to pay benefits allocated to the Account of a Participant under this Plan shall be the obligation of the respective Employer of the Participant for whom the Participant performed the services to which such deferred compensation was attributable. A Participant shall not have any rights with respect to payment of benefits from any Employer under this Plan other than the unsecured right to receive payments from such Employer.

10.3. Subordination of Obligations. The obligations of the Employers under this Plan shall be subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of each such respective Employer whose claims are not similarly subordinated and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date on which such Employer’s obligation to make such payment matures consistent with the provisions hereof. Claims hereunder shall rank pari passu with claims similarly subordinated. As a condition of participating in this Plan, the Committee may require a Participant to sign a subordination agreement, such as a form required by FINRA or other regulatory agency for purposes of increasing the Employer’s capital, or any similar form.

10.4. Contractual Right to Benefits Funding. The Plan creates and vests in each Participant a contractual right only to the benefits to which he is entitled hereunder, enforceable by the Participant against the Employer. The benefits to which a Participant, Former Participant or Beneficiary, as the case may be, is entitled under the Plan shall be paid from the general assets of the Employer.

10.5. No Employment Agreement. The Plan is not a contract of employment, and participation in the Plan shall not confer on any employee the right to be retained in the employ of the Employer or any Affiliated Company. The right of a Participant or Former Participant to a distribution under the Plan is intended as a supplemental component of the overall employment agreement between the Employer and the Participant.

10.6. Successor to Company. The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform. Accordingly, this Plan and the related Deferral and Investment Election Forms shall be binding upon, and the term “Employer” shall include any successor or assignee to the business or assets of the Employer.

10.7. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.8. Entire Plan. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

10.9. Interpretation and Governing Law. The terms and provisions of this Plan shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Plan into conformity with, Code Section 409A; and secondly, in accordance with the laws of the State of Missouri. The Plan shall be deemed to contain the provisions necessary to comply with such laws. If any provision of this Plan shall be held illegal or invalid, the remaining provisions of this Plan shall be construed as if such provision had never been included. If any provisions of the Plan are ambiguous, the Committee shall interpret such provisions in its sole discretion. Wherever applicable, the masculine pronoun as used herein shall include the feminine, and the singular shall include the plural. The term profit shall mean profit or loss, as the case may be, and the term credit shall mean credit or charge, as the case may be.

The Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code Section 409A to the extent necessary to avoid the imposition of additional taxes under Code Section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the holder of the Award, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an award where such payment or settlement constitutes deferred compensation within the meaning of Code Section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation Section 1.409A-3(j)(4) or any successor provision.

10.10. Withholding. The Employer shall withhold from amounts due under this Plan, the amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax, or by an applicable city, county or municipality’s earnings or income tax act. The Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any applicable taxes which may be required with respect to amounts accrued by a Participant hereunder, as determined by the Company.

10.11. Individual Arbitration. Consistent with a Participant’s agreement with the Company to arbitrate disputes relating to his or her employment, which can be found in a Participant’s offer letter or the Stifel Financial Associate Handbook (the “Arbitration Agreement”), the Participant and Stifel Financial Corp. and any Affiliated Company hereby confirm and agree that, except as explicitly provided in the Arbitration Agreement and except as prohibited by applicable law, the parties will submit all claims, disputes, issues or controversies between a Participant and Stifel or between a Participant and other employees directly or indirectly relating to or arising out of the Plan pursuant to the Arbitration Agreement. Further consistent with the Arbitration Agreement, any claims filed by a Participant or Stifel in arbitration must be brought in a Participant’s or Stifel’s individual capacity and not as a plaintiff, claimant or class member in any purported class, collective or representative proceeding. Any arbitration pursuant to the Arbitration Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act. The parties to this agreement irrevocably waive any and all right to a trial by jury in any legal proceeding arising out of or relating to any claim, dispute, issue or other controversy arising out of the Plan.

IN WITNESS WHEREOF, Stifel Financial Corp. has caused this Instrument to be executed by its duly authorized officer as authorized by its Board of Directors this 4th day of February, 2025.

STIFEL FINANCIAL CORP.

By:	/s/ Mark P. Fisher
Name:	Mark P. Fisher
Title:	Senior Vice President, General Counsel
and Corporate Secretary